Exhibit 99.1

PRESS RELEASE
March 4, 2005

ChoicePoint to Exit Non-FCRA Consumer Sensitive Data Markets; Shift Business Focus to Areas Directly Benefiting Society and Consumers

ChoicePoint (NYSE: CPS) Chairman and Chief Executive Officer Derek V. Smith on Friday announced that the company will discontinue the sale of information products that contain sensitive consumer data, including social security and driver’s license numbers, except where there is a specific consumer driven transaction or benefit, or where the products support federal, state or local government and criminal justice purposes.

“These changes are a direct result of the recent fraud activity, our review over the past few weeks of our experience and products, and the response of consumers who have made it clear to us that they do not approve of sensitive personal data being used without a direct benefit to them,” said Smith. “We apologize again to those consumers that may be affected by the fraudulent activity. We remain committed to helping them take active steps to protect their personal data and to assisting law enforcement officials who are investigating the attacks on consumer’s identities.”

ChoicePoint will continue to serve most of its core markets and customers, but these actions will have an impact on the scope of products offered to some customers and the availability of information products in certain market segments, particularly small businesses. The transition will begin immediately and is expected to be substantially completed within 90 days.

The remaining ChoicePoint products and services that contain sensitive personal information will meet one of three tests:

•	Support consumer driven transactions where the data is needed to complete or maintain relationships such as insurance, employment, and tenant screening or to provide access to their own data;

•	Provide authentication or fraud prevention tools to large, accredited corporate customers where consumers have existing relationships. For example, information tools for identity verification, customer enrollment, and insurance claims; or

•	Assist federal, state and local government and criminal justice agencies in their important missions.

As previously announced, the company has strengthened its customer credentialing procedures and is presently re-credentialing broad segments of its customer base, including all small business customers.

Additionally, the company has created an independent office of Credentialing, Compliance and Privacy that will report to the Board of Directors’ Privacy Committee. Based in Washington, DC, this office will oversee improvements in customer credentialing processes, the expansion of a site visit-based verification program, and implementation of procedures to expedite the reporting of incidents. Additional details about the office and the person who will lead this new organization will be released next week.

The impact of ChoicePoint’s decision to discontinue the sales of certain products is expected to reduce 2005 core revenues by $15 — 20 million and to be dilutive to earnings per share by 10 to 12 cents. Actual results could vary from these estimates. This estimate excludes the approximately $2 million purchase of credit reports and monitoring services for affected consumers and other operating charges such as legal, consulting, technology and miscellaneous expenses which we cannot estimate at this time.

Smith also emphasized that the company is helping consumers whose identities may have been compromised by those who fraudulently obtained information from ChoicePoint during the course of last year. “We hope that affected consumers will use the help line and to take advantage of the free 3-bureau credit reports and credit monitoring we have made available for them,” he said.

About ChoicePoint

ChoicePoint Inc. (NYSE: CPS) is the leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while ensuring the protection of personal privacy.

Form 8-K

We filed a current report on Form 8-K today with the Securities and Exchange Commission. In the Form 8-K, we provide additional information regarding the recent customer fraud incidents, an update on related regulatory and legislative matters and legal proceedings, and other matters. The Form 8-K can be viewed on the SEC’s Web site at www.sec.gov. or our Web site at www.choicepoint.com.

Forward Looking Statement

Certain written statements in this press release constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” “we intend,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of the Los Angeles incident and other incidents, the impact of our decision to discontinue certain businesses as described in this press release, the results of our re-credentialing of customer accounts, the results of any litigation or governmental proceedings, demand for our services, product development, our ability to maintain acceptable margins and control costs, the impact of federal, state and local regulatory requirements on our business, including the public records market and privacy matters affecting us and any federal or state legislative responses to identity theft concerns, the impact of competition and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and we undertake no obligation to publicly update these statements based on events that may occur after the date of this document.